ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made this day of May 26, 2004, by and between PLATINUM IT CONSULTING, INC., a Delaware corporation (the "Purchaser"), JOSADEN INTERNATIONAL RESOURCES INC., a Canadian corporation (the "Parent"), which it is contemplated will be changing its jurisdiction of formation to Nevada and its name to Global IT Staffing Group Inc., and PARKER, CLARK DATA PROCESSING, INC., a New York corporation, and PLATINUM I.T. CONSULTING INC., a New York corporation (collectively Parker, Clark Data Processing, Inc. and Platinum I.T. Consulting Inc., the New York corporation, the "Sellers").

Recitals

Subject to the terms and conditions hereinafter set forth, the Sellers desire to sell, transfer and assign to the Purchaser and the Purchaser desires to purchase from the Sellers substantially all of the assets, properties and businesses of Sellers and the parties desire to make certain other agreements.

Agreements

In consideration of the premises and the mutual representations, warranties and covenants set forth herein, the parties agree as follows:

1. Purchase and Sale of Assets; Closing.

Section 1.01A Definitions. Capitalized terms and phrases used in this Agreement without definition shall have the respective meanings set forth on Exhibit 1.01A.

Section 1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (hereinafter defined), the Sellers agree to and will sell, transfer, assign and deliver to the Purchaser and the Purchaser agrees to and will purchase, all assets of the Sellers of every nature and kind, other than the Excluded Assets (as hereinafter defined), as they exist at the Effective Date, which assets are hereinafter collectively referred to as the "Purchased Assets" and include the following, without limitation:

(a) all physical assets such as computer system, software, copiers, fax, phone systems, furniture, fixtures and other fixed assets owned or leased by the Sellers, as identified on Schedule 1.1 (a) (the "Operating Assets");

(b) all of Sellers' accounts receivable (the "Accounts Receivables" or "Receivables");

(c) all of Sellers' rights in and to customer account contracts, and all of Sellers' other rights to provide services to the customers of the Sellers, a complete list of which customer account contracts will be provided at the Time of Closing as Schedule 1.1(c) (the "Customer Accounts");

(d) all of Sellers' right, title and interest to their vendor lists as of the Effective Date ("Vendor Lists");

(e) to the extent assignable without consent, filing, notice or approval, all of the Sellers' rights to any permits, licenses, governmental approvals, franchises and franchise rights, trade names, corporate names, telephone numbers, rights to employ Sellers' employees and other proprietary rights, as identified on Schedule 1.1(d) (the "Proprietary Rights");
(f) all of Sellers' rights to contracts;

(g) all operating data, books, files, documents and records of the Seller, including without limitation, customer lists, assignable insurance policies, financial, accounting and credit records, marketing information, correspondence, budgets and other similar documents and records (the "Records");

(h) all other known and unknown, liquidated or unliquidated, contingent or fixed rights, chooses in action or causes of action of every nature and kind which the Sellers have or may have against any third party except those arising out of or related to the Excluded Assets (as hereinafter defined) and all rights which Sellers may have to any and all other assets of the Sellers other than Excluded Assets;

(i) all right, title and interest to Sellers' telephone number for servicing the Customer Accounts; and

(j) any and all goodwill related to the foregoing.

Section 1.2 Excluded Assets. Anything in Section 1.1 notwithstanding, the Purchased Assets shall exclude the following assets and properties of each of the Sellers (collectively, the "Excluded Assets"):

(a) the consideration to be paid by the Purchaser and/or the Parent and all of each Seller's rights under this Agreement and all Ancillary Documents;

(b) all minutes books, tax returns and all other books and records of each Seller (notwithstanding same, Sellers shall provide copies of the past three years tax returns for review prior to Closing);

(c) all cash and cash equivalents of Seller, whether short term or long term, including, without limitation, bank accounts, and amounts contained in or credited to bank accounts, all money market and securities accounts and amounts and securities credited to any money market or securities accounts, all certificates of deposit, treasury bills and securities;

(d) all rights regarding tax refunds and related interest and other rights regarding any of the foregoing;

(e) all assets and properties identified on Schedule 1.2; and

(f) all known and unknown, liquidated or unliquidated, contingent or fixed rights, choses in action or causes of action of every nature and kind which arise out of or are related to the assets and/or properties set forth above in clauses (a) through (e) of this Section 1.2 and/or Schedule 1.2.

The parties hereby agree that no consent, filing, notice or approval shall be obtained to the assignment of any contract or agreement included within the Purchased Assets and that any breach or default or cancellation relating thereto or caused thereby is intended to be a risk fully borne exclusively by Purchaser and Purchaser hereby covenants and agrees to bear said risk. The foregoing shall have no effect on what constitutes a liability or obligation assumed by Purchaser under Section 1.4 of this Agreement.

Section 1.3 Purchase Price. (a) As consideration for the sale of the Purchased Assets and the Covenant-Not-to-Compete in Section 4.10 herein, the Purchaser agrees, subject to the terms, conditions, limitations, covenants and agreements set forth in this Agreement:

(1) to pay to the Sellers or their designees in the manner specified below in Section 1.3(d) and the Note (hereinafter defined), as applicable, the total sum of $1,400,000 plus the actual face value of the Sellers' Accounts Receivable calculated as of the Effective Date (without giving effect to reserves) (approximately $600,000) plus an amount equal to all security deposits deposited with Sellers' landlords at or prior to the Effective Date (as so calculated, the "Unadjusted Purchase Price", subject to adjustment, as set forth in this Agreement, the "Purchase Price") plus or minus any adjustment to the Unadjusted Purchase Price as set forth in Section 1.3(b).

(2) The Unadjusted Purchase Price (other than the Purchase Price component relating to the Receivables and security deposits) shall be adjusted from the base price of $1,400,000 by taking the Net Sales and Gross Profit for the six months immediately preceding the Effective Date and comparing such calculations to the Net Sales and Gross Profit for the twelve months immediately succeeding the Effective Date. If the percentage change in both the Net Sales and Gross Profit is positive or negative five (5%) percent or less then there will be no adjustment in the Unadjusted Purchase Price as a result of this Section 1.3(a)(2). If the percentage change in either Net Sales or Gross Profit is positive by more than 5% and the change in the other measure is not positive by more than 5%, then there will be no adjustment in the Unadjusted Purchase Price as a result of this Section 1.3(a)(2). If both the Net Sales and Gross Profits change by more than five (5%) percent, the Unadjusted Purchase Price (other than the Purchase Price component relating to the Receivables and security deposits) will be adjusted as follows:

A. If the change is positive, then the Unadjusted Purchase Price, excluding any Purchase Price attributable to the Receivables and security deposits, will be adjusted upward by a percentage equal to half (1/2) of the average of the percentage point increase of Gross Profit over five (5%) percent and the percentage point increase of Net Sales over five (5%) percent. For example if the Gross Profit increases by eight (8%) percent (i.e., a 3% percentage point increase over 5%) and the Net Sales increase by six (6%) percent (i.e., a 1 percentage point increase over 5%), then the average of these two percentage point increase numbers, two percentage points (2%), shall be divided in half (1/2) and the Unadjusted Purchase Price (excluding any Purchase Price attributable to the Receivables) shall be increased by 1%. If the Unadjusted Purchase Price is adjusted upward the adjustments will be paid, subject to the terms of the Note, in equal installments on each then remaining payment date under the Note.

B. If the change in Gross Profits and Net Sales is negative in each case by more than five percent (5%), then the Unadjusted Purchase Price, except the Unadjusted Purchase Price attributable to the Receivables and security deposits, will be adjusted downward by two times the average of the decrease in percentage points of Gross Profit over five (5%) percent and the decrease in percentage points in Net Sales over five (5%) percent. For example if the Net Sales decrease by eight (8%) percent (i.e., a 3% percentage point decrease over 5%) and the Gross Profits decrease by six (6%) percent (a 1% percentage point decrease over 5%), then the average of these two numbers in excess of five (5%), two (2%), shall be multiplied times two and the Unadjusted Purchase Price shall be decreased by 4%. If the Unadjusted Purchase Price is adjusted downward, the then remaining payments under the Note will be adjusted downward by equal amounts on each then remaining payment date with the aggregate decrease equal to the total downward adjustment. Notwithstanding same or any other provision of this Agreement, in no event shall the Unadjusted Purchase Price (excluding the Unadjusted Purchase Price attributable to the Receivables and security deposits) decrease to less than the sum of $1,000,000 plus the actual face value of the Receivables (without giving effect to reserves) calculated as of the Effective Date plus security deposits deposited with Sellers' landlords at or prior to the Effective Date, and the Unadjusted Purchase Price relating to the Receivables and security deposits will be unaffected by any adjustment. Notwithstanding same or any other provision of this Agreement, the Purchase Price shall in no event be decreased to less than the sum of $1,000,000 plus the actual face value of the Receivables (without giving effect to reserves) calculated as of the Effective Date plus security deposits deposited with Sellers' landlords at or prior to the Effective Date plus the adjustments in Section 1.3(b).

(3) If only the Net Sales or Gross Profits decreases by more than five (5%)percent and the other measure increases, stays the same or decreases by less than 5%, then, subject to the last sentence of Section 1.3(a)(2)B, only the negative change will be evaluated and the Purchase Price will be adjusted downward by 1/2 times the percentage point decrease over five (5%) percent. For example, if Net Sales or Gross Profits decreases 10% and the other measure stays the same or declines by less than 5%, then the Purchase Price will be decreased by two and a half percent (2 1/2%) (1/2 of the 5% decrease in excess of 5% in one of the two measures).

(4) The adjustments in this Section 1.3(a) are subject to Section 8.7.

(b)           Notwithstanding anything in this Agreement, the Unadjusted Purchase Price shall also be adjusted in accordance with Schedule 1.3(b), and such adjustment shall be payable in full at closing.

(c)           (1) The parties agree that the consideration for the Purchased Assets shall be allocated as set forth in Schedule 1.3(c).

(2) The parties hereto covenant and agree with each other that this allocation was arrived at by arm's length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.3(c) without the written consent of all of the other parties to this Agreement.

(d) Purchaser agrees subject to the terms, conditions and limitations set forth in this Agreement to pay the Purchase Price as follows:

(1) At Closing, an amount equal to (i) the actual face value of the Receivables (without giving effect to reserves) calculated as of the Effective Date plus (ii) $300,000 but in no event shall such payment of (i) and (ii) at Closing be less than 800,000 plus (iii) any adjustment payable to Sellers under Section 1.3(b) (the "Initial Payment");

(2) On the earlier of the date when the SB-2 registration statement of Parent is effective and 6 months after the Closing, an amount equal to all security deposits deposited with the Sellers' landlords at or prior to the Effective Date.

(3) The balance of the Purchase Price by the issuance at Closing of a Senior Secured Promissory Note in the form attached hereto as Exhibit A (the "Note"). Such balance of the Purchase Price shall be payable in accordance with the Note. The indebtedness evidenced by the Note shall be senior to all debt incurred by the Purchaser except for indebtedness to be incurred under the Accounts Receivable Financing to be secured by the Accounts Receivable of the Purchaser, which indebtedness shall never exceed $2,000,000 outstanding.

(e) As security for the payment when due by Purchaser of amounts, if any, owing under the Note, at the Closing, Purchaser will execute and deliver to Sellers' agent a security agreement in the form attached hereto as Exhibit B (the "Security Agreement") and, at or before the earlier of the date when the SB-2 registration statement of Parent is effective and 6 months after the Closing, the Closing Account (as defined in the form of Security Agreement attached hereto) shall have been established in accordance with the form of Security Agreement attached hereto and shall contain at least $300,000 (the "Closing Account Requirement").

(f) Purchaser's independent certified public accounting firm (the "Purchaser's Accountant") shall prepare a calculation of the Net Sales and Gross Profit for the 6 month period (the "6 month Calculation") immediately preceding the Effective Date and for the 12 month period (the "12 month Calculation") immediately succeeding the Effective Date together with (with the 12 month Calculation) a proposed Purchase Price adjustment, all calculated in accordance with this Agreement. Such calculations shall be delivered to Sellers with all reasonable background supporting materials for said calculations. The 6 month Calculation, together with all background supporting materials, shall be delivered to Sellers within 90 days after expiration of said 6 month period. The 12 month Calculation, together with all background supporting materials, and the proposed Purchase Price adjustment, shall be delivered to Sellers within 90 days after expiration of said 12 month period (all documents to be delivered regarding the 6 month Calculation and the 12 month Calculation and the proposed Purchase Price adjustment, the "Post Closing Financial Documents"). Unless Sellers, within 45 days after receipt of the copy of all Post Closing Financial Documents (i.e., the receipt of all Post Closing Financial Documents relating collectively to both the 6 month Calculation and the 12 month Calculation and the proposed Purchase Price adjustment) notify the Purchaser of any disagreement with the financial information or calculations or Purchase Price adjustment included within the Post Closing Financial Documents, the Purchase Price adjustment identified therein shall be final and shall be accepted by and be binding upon both Purchaser and Sellers. If Sellers so notify the Purchaser of any such disagreement within such 45 day period and such disagreement cannot be amicably resolved within an additional period of 30 days, the disagreement as to the Post Closing Financial Documents shall be submitted for final determination to a reputable accounting firm selected by the parties (the "Appeal Accountants"); or, if they are unable to agree upon the Appeal Accountants within an additional 15 days after expiration of said 30 day period, each shall select an accounting firm within 15 days after expiration of said 15 day period and the two accounting firms so selected shall designate the Appeal Accountants to make the determination. Both parties shall be bound by the determination of the Appeal Accountants (unless clearly in violation of this Agreement) and the expenses of the Appeal Accountants shall be paid by the Purchaser if the Appeal Accountants' determination results in a higher Purchase Price compared to what the Purchase Price would have been utilizing the adjustment proposed by the Purchaser's Accountant, and in all other cases, the Sellers shall pay the expenses of the Appeal Accountants. The Appeal Accountants shall render their final determination with respect to the resolution of such disputes which shall be binding on the parties (unless clearly in violation of this Agreement), and shall deliver copies thereof to Purchaser and Sellers. If the adjustment to the Unadjusted Purchase Price as finally determined results in an increase of the Unadjusted Purchase Price, the Purchaser shall pay the amount of such increase to Sellers in accordance with the Note (in equal principal installments on the remaining dates, unless payable earlier under the Note). If the adjustment results in a decrease of the Purchase Price, the adjustment shall be offset against the Note in accordance with its terms (the downward adjustment shall reduce each remaining installment by equal amounts adding up to the aggregate decrease unless payable earlier under the Note).

Section 1.4 Assumed and Excluded Liabilities. At the Time of Closing, the Purchaser shall assume, and agree to discharge and perform according to the terms thereof, (a) those Liabilities and obligations arising or accruing under the contracts, undertakings, documents and agreements identified on or attached to Schedule 1.4 and/or 2.9 hereto, including, without limitation, any leases (all contracts, undertakings, documents and agreements identified on or attached to Schedule 1.4 and/or 2.9, including, without limitation, any leases, the "Assumed Contracts") subsequent to the Effective Date and (b) any Liabilities and obligations of either or both of Sellers arising at any time relating directly or indirectly to the fact that any assignment of any Assumed Contract, or disclosure to Purchaser or its advisors, agents, consultants or representatives, or that the transaction contemplated by this Agreement, constitutes or causes, in any such case, a violation, breach or default of or under, or causes a cancellation of, any Assumed Contract or any applicable law, rule or regulation or requires an approval, filing and/or notice (all obligations and Liabilities identified in (a) and (b), the "Assumed Liabilities"). Notwithstanding anything to the contrary contained in Section 1.3, the Purchaser shall have no responsibility whatsoever with respect to any other liabilities, contracts, commitments and other obligations of the Sellers; all such other liabilities, contracts, commitments and obligations being referred to as "Excluded Liabilities". Sellers agree that the Excluded Liabilities, but subject to Section 1.11, include without limitation:

(a) any obligations or liabilities of the Sellers arising under this Agreement;

(b) any obligation of the Sellers for federal, state or local income tax liability (including interest and penalties) arising from the operations of the Sellers up to the Effective Date or arising out of the sale by the Sellers of the Purchased Assets pursuant hereto;

(c) any payroll or intangible taxes arising up to the Effective Date;

(d) any obligation of the Sellers for expenses incurred in connection with the sale of the Purchased Assets pursuant hereto;

(e) any liability (including presently existing contingent unfunded liability) arising under any multiemployer pension or benefit plans prior to the Effective Date; or

(f) any other liability or obligation of the Seller which is not expressly assumed by the Purchaser pursuant to this Section 1.4.

(g) without limiting the generality of the foregoing statement, Purchaser shall not assume, and Sellers shall retain and be responsible for, any liability arising prior to the Effective Date under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or other environmental liability of any nature arising prior to the Effective Date with respect to the remediation of any real property or groundwater which relates to the generation, collection, transportation or disposal of any materials ("Environmental Liability") by Sellers or any business predecessor of Sellers to any site or facility whatsoever, whether or not such site or facility was owned, leased, or operated by either of them at any time, whether such liability is asserted prior to or after the Closing.

Section 1.5 Equity Option. Purchaser shall offer Ralph Clark an option to convert a percentage of his payout set forth above into equity in Purchaser not exceeding thirty (30%) percent of the total outstanding equity of the Purchaser. Such option, if exercised, must be exercised upon the Closing Date. The valuation of the Purchaser for this option will be the greater of $3,000,000 or the valuation used in the Purchaser's initial financing transaction.

Section 1.6 Employment Agreement. Simultaneous with the Time of Closing, Ralph Clark and the Purchaser shall enter into an employment agreement in the form attached hereto as Exhibit C (the "Employment Agreement").

Section 1.7 Assumption of Lease Agreements. Purchaser will assume the leases of Sellers' New York and New Jersey offices and all future obligations thereunder and all Assumed Liabilities related thereto and Purchaser shall reimburse Sellers on the earlier to occur of 6 months from the Closing and the effective date of Parent's SB-2 Registration Statement for an amount equal to such security deposits provided at or prior to the Effective Date to Sellers' landlords.

Section 1.8 Conditions Precedent. As conditions precedent to the obligations of Sellers to close and complete the transaction contemplated by this Agreement, Purchaser hereby covenants and agrees there will be not less than $2,000,000 of committed equity financing to be invested into Parent, and Parent will have a commitment to Purchaser upon Purchaser's request, to invest not less than $2,000,000 into Purchaser and Purchaser shall have access to all of the above financing (the "Capital Requirement") the terms of all of the foregoing shall be reasonably satisfactory to Sellers and an accounts receivable line of credit of not less than $2,000,000 available to be drawn against by Purchaser against qualified and approved accounts receivables of the Purchaser (the "Debt Financing Requirement") and the terms of all of the foregoing shall be reasonably satisfactory to Sellers. In the event that the Purchaser disputes the Sellers' basis for not being satisfied with the above based on this clause, the parties agree to arbitrate such dispute in accordance with the arbitration clause set forth in Section 4.8. The Purchaser and the Parent hereby covenant and agree that capital will be used by the Company in the ordinary course of business and may not be paid out until the entire Purchase Price, together with accrued interest thereon, is paid. In addition, prior to the Closing Date set forth below, the Purchaser will enter into a Stock Purchase Agreement and Share Exchange with Parent in the forms attached hereto as Exhibit 1.8 whereby Parent shall acquire all of the issued and outstanding shares of the Purchaser and the Purchaser shall become a wholly owned subsidiary of Parent (the "Share Exchange Requirement"). All of the foregoing shall be in addition to other conditions precedent to Sellers' obligations under this Agreement, including, without limitation, those in Article 7.

Section 1.9 Closing Date. Closing of the transactions herein shall be at the offices of the attorney for the Sellers. Closing shall occur no earlier than sixty days from the execution of this agreement and no later than ninety days for the execution of this agreement with time being of the essence. The Closing may be extended by mutual agreement of the parties, not to be unreasonably withheld, to the end of any such month that such approval is received for the sole purpose of Sellers closing their books and records. The transactions contemplated hereby shall be effective at the Effective Date. Either party may refuse to close if the other party has not satisfied all conditions to the refusing party's obligation to close on or before the date which is 90 days after the date hereof, and the Sellers shall have no Liability in any such case and shall have no further obligations under this Agreement.

Section 1.10 Procedure at the Closing. (a) At the Closing, the following actions will be taken by the parties and the completion of each action shall be a further condition to the Closing:

(1) the Sellers shall deliver to the Purchaser, in form reasonably satisfactory to the Purchaser, such deeds, bills of sale, endorsements, assignments, receipts and other instruments as shall be sufficient to vest in the Purchaser the Purchased Assets, free and clear of all liens, claims and encumbrances, except as otherwise permitted or contemplated by this Agreement;

(2) the Purchaser shall execute to the Sellers, in form reasonably satisfactory to the Sellers, such assumption agreements and other instruments in form and substance reasonably satisfactory to the Sellers to evidence Purchaser's assumption of the Assumed Liabilities;

(3) the Purchaser shall make the Initial Payment;

(4) the Purchaser shall evidence its obligation to pay the balance of the Purchase Price, together with accrued interest thereon, by execution of the Note;

(5) the Purchaser and Ralph Clark shall enter into the Employment Agreement in the form attached hereto with any blanks appropriately filled in;

(6) the Purchaser and Parent shall execute the Security Agreement and the other Ancillary Documents in the form attached hereto with any blanks appropriately filled in;

(7) the documents attached to Exhibit 1.8 shall have been executed; and

(8) all documents contemplated by Articles 6 and 7 shall have been executed and/or delivered.

Section 1.11 Failure to Close. If this transaction fails to close unless due primarily to a material breach of this Agreement by Sellers, then Purchaser agrees to pay all of the Sellers' costs and fees associated with this transaction (including, without limitation, attorneys fees and expenses) equal to $50,000 (equal to the costs and fees so associated subject to said cap). For good and valuable consideration, receipt of which is hereby acknowledged, Lloyd Glick ("Glick") hereby absolutely, irrevocably and unconditionally guarantees to Sellers and hereby agrees to promptly pay Sellers or their designees, on demand, time being of the essence, all of Purchaser's obligations and all amounts required to be paid by Purchaser under this Section 1.11. Glick also hereby agrees to pay all attorneys' fees and expenses and all other costs of collection incurred by Sellers in enforcing this Section 1.11 and hereby irrevocably submits to jurisdiction in any court of New York County, New York in any action arising out of this Section 1.11 or, at Sellers' election, any arbitration proceeding described elsewhere in this Agreement. Glick also hereby agrees to pay to Sellers on demand interest at the lesser of 16% per annum and the highest rate permitted by applicable law on all amounts not paid when due under this Section 1.11. The Glick guarantee, as set forth above, is a guaranty of payment and performance, not collection only, and shall not be subject to any offset, setoff, counterclaim or defense, all of which are hereby waived by Glick.

2. Representations and Warranties of the Sellers. In order to cause Purchaser to enter into this Agreement and to consummate the transaction contemplated hereby, the Sellers make the following representations and warranties:

Section 2.1 Organization, Power and Authority. Sellers are corporations duly organized, legally existing and in good standing under the laws of the State of New York. Except as set forth on Schedule 2.1, Sellers have full power and authority (a) to own or lease their properties and to carry on their business as it is now being conducted, (b) to enter into this Agreement and to sell, convey, assign, transfer and deliver the Purchased Assets owned or leased by them to the Purchaser as provided herein, and (c) to carry out the other transactions and agreements contemplated hereby. Sellers are legally qualified to transact business as a foreign entity in each jurisdiction in which the business conducted by them or their property is such as to require that they be so qualified, except where such failure to qualify would not have a material adverse effect on Sellers and are in good standing in each of the jurisdictions in which they are so qualified. Sellers' Federal employer identification numbers (FEIN) are as written on the signature page hereof.

Section 2.2 Financial Statements. (a) Attached as Schedule 2.2 are the balance sheets of the Sellers as at December 31, 2003 and March 31, 2004 (including the related notes and schedules, the "Sellers' Balance Sheets"), the combined statement of income, profit and loss of the Sellers for the year ended December 31, 2003 and for the quarterly period ended March 31, 2004 (including the related notes and schedules, the "Sellers' Income Statements"), together with the related notes and schedules attached thereto, all of which, except for adjustments relating to the fact that Sellers are Subchapter S Corporations:

(1) have been prepared in all material respects in accordance with the books of account and records of the Sellers; and

(2) fairly present in all material respects the Sellers' financial condition and the results of their operations as at and for the periods therein specified.

Section 2.3 Liabilities. The Sellers have no liabilities or obligations, either accrued, absolute, contingent or otherwise, which are in the aggregate material, except: (a) to the extent reflected, reserved against, footnoted or taken into account in the Sellers' March 31, 2004 Balance Sheet and not heretofore paid or discharged; (b) liabilities or obligations incurred in the ordinary course of business (consistent with prior practice) since the date of the Sellers' March 31, 2004 Balance Sheet; and (c) as otherwise disclosed in this Agreement (including the exhibits and schedules hereto) or in any of the contracts, agreements, instruments or documents identified in or attached to Schedule 2.9.

Section 2.4 Real Property. Sellers do not own any real property.

Section 2.5 Ownership of Purchased Assets. Except as set forth on Schedule 2.5, the Sellers have good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, which, except as set forth on Schedule 2.5, at the Time of Closing will be free and clear of all liens, claims or other encumbrances of any kind or character (it being understood that liens, claims and encumbrances may be included as Sellers' Liabilities and shall be paid off with a portion of the Initial Payment).

Section 2.6 Condition of the Purchased Assets. (a) The equipment included in the Purchased Assets is in good operating condition for the present use thereof, normal wear and tear excepted.

(b) The office supplies of Sellers consist of items of a quality and quantity usable in

Section 2.7 Proprietary Rights. Sellers do not possess any patents, trademarks, franchise or franchise rights (the "Proprietary Rights") other than the trade names listed or identified or referred to on Schedule 1.1(d) and/or 2.7. Except as set forth on Schedule 2.7, the Sellers possess all of the governmental permits, licenses, or approvals and other proprietary rights which its failure to possess would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Sellers. Except as set forth on Schedule 2.7, Sellers have received no written notice that any trade name used by it in the operation of its business conflicts with the rights of any third party. Sellers makes no warranty or representation that any of the Proprietary Rights are transferable with or without the consent to the governmental body issuing such Proprietary Rights. Schedule 1.1(d) and/or 2.7 contains a complete and accurate list of the Proprietary Rights.

Section 2.8 Adequacy of the Purchased Assets. Except as set forth in Schedule 2.8, the Purchased Assets and the Excluded Assets constitute, in the aggregate, all of the property necessary for the conduct of the business of the Sellers in the manner in which and to the extent to which it is currently being conducted. Except as disclosed to Purchaser, the Sellers do not know of any fact, event or action which could result in a material adverse change in the business, prospects, financial condition or results of operations of Sellers or the operation or ownership of the Purchased Assets by the Purchaser following the Effective Date which is not known generally in the industry. The Sellers are not restricted by any agreement to which they are a party from carrying on the Sellers' business as presently conducted in the states in which they have or are presently doing business.

Section 2.9 Material Contracts and Financial Documents. (a) Schedule 2.9 attached hereto contains an accurate and complete list or copy of the following, except to the extent relating to Excluded Liabilities or the payment or distribution of the Purchase Price:

(1) each promissory note, loan agreement, credit agreement, personal property lease, guarantee, security agreement or similar document or instrument to which the Sellers are a party or by which either Seller is bound and which relates to the Purchased Assets or Assumed Liabilities; and

(2) each other agreement, contract or commitment to which the Sellers are a party or by which they are bound and which relates to the Purchased Assets and which is either (i) material to the operation of the Sellers' business or (ii) cannot be terminated without liability on 30 days or less notice; and

(b) Except as set forth on Schedule 2.9, (i) neither the Sellers nor, to the knowledge of Sellers, any party thereto or bound thereby is in material default under any of the contracts, agreements or instruments comprising Schedule 2.9, (ii) no act or event has occurred which with a notice or lapse of time, or both, would constitute such a material default by Sellers and, (iii) to the knowledge of Sellers, no act or event has occurred which with a notice or lapse of time, or both, would constitute such a default by the other parties thereto. Except as set forth on Schedule 2.9, neither Seller is a party to, nor is it or any of its property bound by, any other agreement or instrument which is material to the continued conduct of its business as now being conducted or with respect to which a default might materially and adversely affect its properties, business or financial condition.

(c) With respect to all contracts, agreements and instruments comprising Schedule 2.9, except as set forth on Schedule 2.9,:

(1) each is in full force and effect and legally binding upon the Sellers subject to applicable bankruptcy, insolvency and other laws affecting creditors' rights generally and equitable principles; and

(2) except in the ordinary course of business, the Sellers have not released any of their rights thereunder nor has any other party bound thereby been released from its obligations.

Section 2.10 Insurance. Attached as Schedule 2.10 hereto is a list (with copies of all policies) of: (i) all current, to the extent reasonably available to the Sellers with reasonable diligence, policies of liability, property damage, fire, workers' compensation/employer's liability, title or other forms of insurance owned or carried by the Sellers; and (ii) all presently outstanding performance bonds and letters of credit securing any existing obligations under contracts of the Sellers which will continue after the Closing and are assumed by Purchaser. The Sellers have received no notification from any insurance carrier within the last 12 months denying or disputing any presently outstanding claim made by the Sellers, denying or disputing any coverage for any such presently outstanding claim, denying or disputing the amount of any presently outstanding claim, or regarding the possible cancellation of or premium increases with respect to any policies. Except in the ordinary course of business or as set forth on Schedule 2.11, the Sellers have no claim pending or anticipated against any of the insurance carriers under any of such policies and, to their knowledge, there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

Section 2.11 Litigation. Except as set forth in Schedule 2.11, there are no actions, suits, claims, judicial, criminal or administrative proceedings, governmental investigations or arbitration proceedings pending or to the knowledge of the Sellers threatened against the Sellers or any of the Purchased Assets or which would adversely affect Sellers' ability to consummate the transactions contemplated hereby. There are no orders, decrees, judgments, injunctions, writs or stipulations currently in effect issued by any local, state or federal judicial or quasi–judicial authority in any proceeding to which the Sellers are or were a party.

Section 2.12 Records. The Records are accurate and complete in all material respects and to Sellers' knowledge there are no material matters as to which appropriate entries have not been made in the Records.

Section 2.13 Changes Since Last Balance Sheet. Except as disclosed in Schedule 2.13 or relating to the payment or distribution of the Purchase Price, since March 31, 2004: (a) there has been no material adverse change in the business, property, employee relations, financial condition or results of operations of the Sellers; (b) no material bonus or increase in the rate of compensation has been given to any of the Seller's full-time employees; (c) the Sellers have not sold or transferred any of the Purchased Assets; (d) the Sellers have not made or obligated themselves to make any capital expenditures in excess of $10,000; (e) no material obligations or liabilities (including any indebtedness) have been incurred and no material transactions which affect the Purchased Assets or the transactions contemplated hereby have been entered into, except for this Agreement and the transactions contemplated hereby; and (f) the Sellers have not suffered any theft, damage, destruction, casualty loss or other change, which has or could materially and adversely affect the Purchased Assets or the business, prospects, operations, liabilities, earnings or condition of the Sellers.

Section 2.14 Compliance with Laws. Except as set forth on Schedule 2.14, the Sellers have operated for the last 3 years, and will continue to operate through the Time of Closing, in all material respects legally and in all material respects in compliance with all applicable laws, regulations, permits, franchises, licenses and orders.

Section 2.15 Employee Matters. (a) Except to the extent relating to the payment or distribution of the Purchase Price, set forth on Schedule 2.15 is a complete and accurate list of the name, social security number, present position, years of service, and rate of compensation of each of Sellers' current employees. Sellers have not received any written notice or statement from any employees, except as set forth in Schedule 2.15 or referred to on Schedule 2.11, that such employees will not be available for employment by the Purchaser, after the Time of Closing.

(b) Except as set forth in Schedule 2.11 or 2.15 or relating to the payment or distribution of the Purchase Price, the Sellers are not party to or bound by any employment agreement (unless cancelable on 30 days' or less notice), any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Sellers who are not presently organized into one or more collective bargaining units. Except as set forth on Schedule 2.11, there is not pending or, to the best of the knowledge of the Sellers, threatened, any labor dispute, strike or work stoppage against the Sellers which may affect the business of the Sellers or which may interfere with their continued operation as heretofore conducted. No collective bargaining or union agreement is currently being negotiated by the Sellers.

(c) Set forth in Schedule 2.15 is a complete list of (i) all pension and employee benefit plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (" ERISA") ever maintained or contributed to by the Sellers and (ii) all other benefit programs available to the Sellers' employees (the "Plans"). Except as set forth on Schedule 2.15, the Sellers do not have any obligation to contribute (or any other liability, including current or potential withdrawal liability) with respect to any "multi-employer plan" (as defined in Section 3(37) of ERISA). With respect to the Plans, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods prior to or as of the Effective Date shall have been made. None of the Plans have any unfunded liabilities.

(d) Except as set forth on Schedule 2.11, the Sellers have not been notified of and are not aware of any outstanding litigation or pending litigation to which they are a party relating to any of their current or former employees.

Section 2.16 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of the Sellers. This Agreement has been duly executed and delivered by the Sellers and is a valid and binding obligation of the Sellers, enforceable against Sellers in accordance with its terms except as such enforcement may be limited by insolvency, bankruptcy or other laws of general applicability affecting creditors rights.

Section 2.17 Copies of Documents. The Sellers have previously or on this date furnished or made available to the Purchaser a true and complete copy of each written agreement, contract or other document listed on the Exhibits hereto which documents supplement the Sellers' representations and warranties.

Section 2.18 Tax Returns. The Sellers have filed all federal, state, payroll and other tax returns and reports required to be filed for all periods on or before the due dates thereof (as extended by any valid extensions of time) and have paid all taxes shown to be due by said returns. Such returns reflect all taxes due and payable with respect to the periods covered thereby and there are no liabilities, claims, interest or penalties pending, assessed, asserted or threatened against the Sellers in connection with any such taxes nor any basis therefore. The federal income tax and state income tax returns of the Sellers have not been audited within the past five (5) taxable years. The Sellers have not given or been requested to give waivers of any statutes of limitations relating to the payment of taxes for any taxable period.

3. Representations and Warranties of Purchaser and Parent. In order to cause Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser and the Parent make the following representations and warranties:

Section 3.1 Organization, Power and Authority of Purchaser. Each of Purchaser and the Parent is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware and Canada respectively. Each of Purchaser and the Parent has full power and authority (a) to own or lease its properties and to carry on its business as it is now being conducted, (b) to enter into this Agreement and the Ancillary Documents, (c) to carry out the other transactions and agreements contemplated hereby and thereby. Purchaser is legally qualified to transact business as a foreign entity in each jurisdiction in which the business conducted by it or its property is such as to require that it be so qualified, except where such failure to qualify would not have a material adverse effect on Purchaser and the Parent and each is in good standing in each of the jurisdictions in which it is so qualified. Purchaser's and the Parent's Federal employer identification number (FEIN) are as written on the signature page hereof. Purchaser was formed on April 8, 2004 and Parent was formed on February 24, 2003 and neither has engaged in any business of any kind.

Section 3.2 Financial Condition. Each of Purchaser and the Parent has no assets or Liabilities or obligations of any kind whether fixed, contingent or otherwise, except as accurately and fairly described on Schedule 3.2.

Section 3.3 Material Contracts and Financial Documents. Neither Purchaser nor Parent is a party to or bound by any contract, agreement or document of any kind, except as set forth on Schedule 3.3 and Purchaser has provided Sellers with a true and complete copy of all such contracts, agreements and documents, as amended.

Section 3.4 Litigation. There are no actions, suits, claims, judicial, criminal or administrative proceedings, governmental investigations or arbitration proceedings pending or to the knowledge of the Purchaser or Parent threatened against Purchaser or Parent. There are no orders, decrees, judgments, injunctions, writs or stipulations currently in effect issued by any local, state or federal judicial or quasi–judicial authority in any proceeding to which Purchaser or Parent is or was a party.

Section 3.5  Employee Matters. Purchaser has no employees and is not a party to or bound by any employment agreement, any collective bargaining agreement or any agreement with a labor union.

Section 3.6 Debt; Liens. There are no Liens on any of Purchaser's existing or future assets or properties and Purchaser has no Liabilities or obligations in respect of any Debt.

Section 3.7 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of the Purchaser and Parent. This Agreement has been duly executed and delivered by the Purchaser and Parent and is a valid and binding obligation of the Purchaser and Parent enforceable against them in accordance with its terms. As of the date of the execution hereof, Purchaser does not have actual knowledge of any facts which would cause the conditions set forth in the Agreement not to be met.

Section 3.8 Assumed Contracts. Purchaser understands that, as set forth therein, many of the Assumed Contracts are not assignable or disclosable without consent or approval, which will not be obtained, this Agreement may constitute a breach, violation or default under or result in a cancellation of the Assumed Contracts, that the Sellers' employees, customers and vendors need not do business with the Purchaser after the Closing or may do so on a reduced basis and that all obligations and Liabilities identified in the definition of Assumed Liabilities are the sole and exclusive responsibility of Purchaser.

4. Additional Agreements.

Section 4.1 Conduct of Business Pending the Closing. From and after the date hereof and until the Time of Closing, except (a) as otherwise provided by the prior written consent of the Purchaser, (b) as otherwise set forth on Schedule 4.1 or (c) in connection with the transaction contemplated hereby, the Sellers will conduct their business and operations in substantially the manner in which the same have traditionally been conducted, and Sellers (1) will use their reasonable commercial efforts to preserve their business organization intact, (2) subject to Purchaser's representation and warranty in Section 3.8, use reasonable efforts to keep available to the Purchaser the services of their employees, agents and distributors, and (3) subject to Purchaser's representation and warranty in Section 3.8, use reasonable efforts to preserve their relationships with their customers and suppliers.

Section 4.2 Access to the Sellers' Premises, Properties and Records. From and after the execution and delivery of this Agreement and until the Time of Closing, the Sellers will afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the Sellers' premises sufficient to enable the Purchaser to inspect the Purchased Assets, and the Sellers will furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request.

Section 4.3 Retention of Ownership Interest. The Sellers will not, prior to the Time of Closing, permit, except by operation of law, upon the death of any owner of Sellers, any sale, assignment, transfer, pledge, encumbrance or other disposition of any ownership interest in the Sellers.

Section 4.4 Liability for Expenses. Subject to Sections 1.3, 1.4, 1.11, 4.7 and 4.8, the Sellers will pay all expenses incurred by the Sellers, in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of agents, representatives, accountants and counsel for the Sellers.

Section 4.5 Conduct of Business Pending the Closing. Until the Time of Closing, except as otherwise provided by the prior written consent of the Sellers, the Purchaser will not engage in any business, enter into any contract, agreement, instrument or document or incur or permit to exist any Debt or Liability, except as contemplated by Schedule 4.5, and it will use its best efforts to preserve its business organization intact.

Section 4.6 Liability for Expenses. Purchaser and Parent will pay all expenses incurred by the Purchaser and Parent, in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated hereby, are consummated, including the fees and expenses of agents, representatives, accountants and counsel for the Purchaser and Parent.

Section 4.7Indemnification. (a) From and after the Effective Date, the Sellers agree to defend, indemnify and hold harmless the Purchaser and Parent from and against all indemnifiable damages of the Purchaser. For this purpose, "indemnifiable damages" of the Purchaser means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable attorneys' fees and court costs) incurred or suffered by the Purchaser, as a result of or in connection with: (1) any inaccurate representation or warranty made by the Sellers in or pursuant to this Agreement, (2) any default in the performance of any of the covenants or agreements made by the Sellers in this Agreement, or (3) any failure of the Sellers to pay, discharge or perform any of the Excluded Liabilities, or any asserted liability to the extent resulting from any dispute or claim against Purchaser concerning any of the Excluded Liabilities.

(b) From and after the Effective Date, the Purchaser agrees to defend, indemnify and hold the Sellers and their shareholders harmless from and against all indemnifiable damages of the Sellers. For this purpose, "indemnifiable damages" of the Sellers means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable attorneys' fees and court costs) incurred or suffered by the Sellers or their respective shareholders as a result of or in connection with: (1) any inaccurate representation or warranty made by the Purchaser or Parent in or pursuant to this Agreement or any Ancillary Documents, (2) any default or breach in the performance of any of the covenants or agreements made by the Purchaser or Parent in this Agreement or any Ancillary Documents, (3) any failure of the Purchaser or Parent to pay, discharge or perform any of the Assumed Liabilities, or any asserted liability to the extent resulting from any dispute or claim concerning any of the Assumed Liabilities, (4) the operation of Purchaser's and Parent's business after the Effective Date, or any occurrence, act or omission of the Purchaser or Parent or of any shareholder, director, officer, employee, consultant or agent of the Purchaser or Parent which occurs subsequent to the Effective Date, and causes damage to the Sellers or their respective shareholders, or (5) any guaranty previously provided by any shareholder of either Seller in favor of a third party in respect of either Seller's obligations to a third party, except to the extent guaranteeing an Excluded Liability.

(c) If any party hereto or any other Person entitled to indemnification under Section 4.7(a) or (b) (the "Indemnitee" or "Indemnified Party") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party or parties is or may be obligated to provide indemnification (the "Indemnifying Party" or "Indemnitor") pursuant to Section 4.7(a) or 4.7(b), the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure to give such notice shall not affect the Indemnitee's right to indemnification unless the Indemnifying Party can demonstrate that such failure has materially prejudiced the Indemnifying Party's ability to defend the same and then only to such extent. The Indemnifying Party may compromise, to the extent provided below or, at its election, defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. So long as the Indemnitor is defending in good faith any such third party claim, the Indemnitee shall not settle or compromise such third party claim. Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability but any Indemnitee participation shall be at its own expense and the Indemnifying Party shall control and make all decisions regarding said defense. Indemnifying Party may settle or compromise any claim without the consent of the Indemnified Party only if no unreimbursed monetary obligation is imposed on the Indemnified Party and the Indemnified Party by reason thereof is not determined to be in violation of any rule, regulation or law and the Indemnified Party is not thereby subjected to injunctive or other equitable relief. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party such books, records or other documents within its control.

(d) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by such party to the extent (1) of any tax savings realized by such party with respect thereto, or (2) of any proceeds received or which should have been received by such party from any insurance policies with respect thereto. Until the date which is 3 years after the Closing, Purchaser hereby agrees to maintain the insurance for its business consistent with Sellers' past practice at all times through the date which is 3 years after the Closing, Purchaser shall name Sellers and their respective shareholders as additional insureds in respect of all such insurance and use reasonable efforts to recover on such policies before pursuing any indemnification claim against Sellers.

(e) No indemnification claim may be made against Sellers regarding a breach of a representation and warranty or any claim which relates in any way to Sellers' Accounts Receivable, Net Sales, Gross Profit or any subset of any of the foregoing because Purchaser's and Parent's recourse against Sellers for all such matters shall be resolved through the Unadjusted Purchase Price, adjustments thereto and the Purchase Price.

(f) The aggregate amount of all claims subject to indemnification hereunder to be provided by the Sellers shall not exceed 25% of the Purchase Price previously received by Sellers (excluding from the Purchase Price for these purposes any Purchase Price attributable to the Receivables or the security deposits or any adjustments under Section 1.3(b)).

(g) No party shall be liable under this Agreement for a loss resulting from any event relating to a breach of any representation or warranty if the Indemnifying Party can establish that the Indemnitee had actual knowledge on or before the Closing Date of such event.

(h) Purchaser and Parent shall be entitled to indemnification hereunder only when, and only with respect to amounts by which, the aggregate of all such claims exceeds twenty five thousand dollars ($25,000).

(i) The sole remedy of Purchaser and Parent for any and all claims relating to the sale of the Purchased Assets or the transactions contemplated by this Agreement shall be the indemnity set forth in this Section 4.7, as limited by the provisions of this Section 4.7. Offsets against the Note may only be exercised against the Note in inverse order of maturity after a final non-appealable determination of a court of competent jurisdiction or arbitrators, if applicable, under Section 4.8, has been made that an indemnifying payment is required by Sellers (which offset shall not exceed the required indemnifying payment) and any such offset shall be subject to the other limitations on Sellers' indemnification obligations set forth in this Section 4.7.

(j) Notwithstanding the foregoing, Purchaser and Parent shall not be able to avoid the limitations expressly set forth in Sections 4.7(d) through (i) by electing to pursue some other remedy.

(k) Sellers' claims under the Ancillary Documents may be made under such Ancillary Documents without complying with any requirements or procedures in this Agreement. For purposes of this Section 4.7, this Agreement shall not include the Ancillary Documents, which are separately enforceable in accordance with their terms.

Section 4.8 Arbitration of Disputes. It is acknowledged by the parties that a quick and efficient resolution of all claims, disputes and other matters in question arising among the parties out of, under, or related to, this Agreement after the Closing ("Disputes") is critical to the implementation of the terms of this Agreement. In order to effectuate such intent, the parties do hereby establish this Dispute procedure for use during the term of this Agreement. All Disputes shall be subject to this Section 4.8, it being the intention of the parties that all such Disputes be subject hereto regardless of any specific reference or absence of such reference to arbitrability herein; provided, however, the parties hereto acknowledge and agree that to the extent any Dispute arises out of a claim by a third party not a party and not an affiliate of or successor to such party to this Agreement, such Dispute will not be subject to the dispute resolution mechanism hereof until such claim has been finally determined with all appeals having been taken or time for further appeal elapsed without such appeal being taken and, provided further, the parties hereby agree that this Section 4.8 shall not apply to any claim or dispute of any kind under Section 1.3 or under the Ancillary Documents or against Glick unless selected by the Sellers. Such forbearance pursuant to the foregoing sentence shall not otherwise affect the parties' respective rights or obligations under this Agreement. Prior to submission of any Dispute for resolution in accordance with this Section 4.8, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the Dispute. Only if such parties cannot reach agreement within ten (10) days of written notice by any party to the other party that a Dispute exists, will the Dispute be submitted for resolution in accordance with this Section 4.8. Any such dispute shall be arbitrated upon the filing by either party of a written demand, with notice to the other party, to and under the rules of the American Arbitration Association (the "Arbitration Service") (to the extent such rules are not inconsistent with this Section 4.8) in New York, New York before a panel of three arbitrators under the then current rules of the Commercial Arbitration Rules of the American Arbitration Association. One arbitrator shall be appointed by each party with each being appointed within ten days after the Arbitration Service has been given notice of the filing of the demand for arbitration. The two arbitrators so selected, or if such arbitrators are unable to select another arbitrator the Arbitration Service, shall select a third arbitrator within five days after the date the latter of the first two arbitrators is selected. Within ten (10) days after receipt of written notice of the Dispute being brought to the arbitrators, each party shall submit to the arbitrators a best and final offer with respect to each issue submitted to the arbitrators and an accompanying statement of position containing supporting facts and data. Upon such Dispute being submitted to the arbitrators for resolution, the arbitrators shall assume exclusive jurisdiction over the Dispute, and shall utilize such consultants or experts as they shall deem appropriate under the circumstances to permit discovery and may take testimony, to assist in the resolution of the dispute and will be required to make a final, binding determination, not subject to appeal, within fifteen (15) days of the final date of submission after the taking of testimony and discovery. For each issue decided by the arbitrators, they shall choose the best and final offer of one party with respect to the issue decided, and the arbitrators shall not have discretion to modify said best and final offer. For each issue decided by the arbitrators, they shall award the expenses of the proceeding, including reasonable attorneys' fees, to the prevailing party with respect to such issue. In arriving at their decision, the arbitrators shall consider the pertinent facts and circumstances as presented in evidence and be guided by the terms and provisions of this Agreement and applicable law. This Section 4.8, for clarification purposes, shall not apply to the Ancillary Documents unless elected by Sellers.

(a) Enforcement of Award; Transcript. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec. 1-16, notwithstanding any choice of law provision contained in this Agreement. Any arbitration award may be entered as a judgment in the Federal courts or by any court having jurisdiction thereof.

(b) Performance during Arbitration. The parties shall continue to perform their respective obligations under this Agreement, including payment, during any Dispute proceeding, unless otherwise agreed in writing by the parties.

(c) Damages. The arbitrators are empowered only to accept the best and final offer of a party and therefore may not award any amount in excess of such amount plus fees and expenses as allowed and each party hereby irrevocably waives any right to recover any other such damages with respect to any dispute resolved by arbitration.

(d) Statute of Limitations. The statute of limitations of the State of New York as well as, where applicable, Section 9.1, applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by this Section 4.8.

(e) Survival. This Section 4.8 shall survive the Closing.

Section 4.9 Intentionally Omitted.

Section 4.10 Covenant-Not-to-Compete (a) Edward Marian, principal of Platinum I.T. Consulting Inc. (the New York corporation only) and his wife, jointly and severally, agree that for a period commencing the Time of Closing and continuing for a four year period thereafter, neither Edward Marian and/or his wife will engage in (as an individual or as a stockholder, trustee, partner, financier, agent, employee or representative of any person, firm, corporation or association), or have any interest, direct or indirect, in any business in competition with the "IT" temporary or permanent staffing business or "IT" staff augmentation as such business exists on this date (to the extent such business is subsequently then being carried on by the Purchaser or by any successor or successors to such business) in any area within a fifty mile radius of Sellers' present New York or New Jersey office; provided that this Section 4.10 shall not prevent Edward Marian and/or his wife from acquiring and holding not to exceed 4.9% of the outstanding shares of any corporation engaged in such a competitive business if such shares are available to the general public on a national securities exchange.

(b) In the event of a breach of any covenant contained in this Section 4.10, Purchaser shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or equity.

(c) The obligations in this Section 4.10 shall cease and be of no force or effect if Purchaser breaches any of its obligations under any of the Ancillary Documents.

Section 4.11 Notice of Material Developments. From and after the date hereof until the Time of Closing, the Sellers will give prompt written notice to the Purchaser of any material development affecting the Purchased Assets or the business, prospects, financial condition or results of operation of the Sellers, except to the extent relating to the payment or distribution of he Purchase Price. From and after the date hereof until the Time of Closing, the Purchaser will give prompt written notice to the Sellers of any material development affecting Purchaser or Parent or their respective businesses, prospects, financial conditions or results of operations, except to the extent relating to the payment or distribution of the Purchase Price.

Section 4.12 No Disclosure. Without the prior written consent of the Purchaser, the Sellers will not disclose the existence of or any term or condition of this Agreement to any person or entity except that such disclosure may be made (a) to the Sellers' attorneys or accountants and any lender to or other person in a business relationship with Sellers to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the transactions contemplated hereby, (b) to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case such party will consult with the Purchaser prior to making such disclosure) or (c) to the extent necessary or advisable in connection with any dispute with Purchaser or Parent.

Section 4.13 No Other Discussions. The Sellers will not, prior to the earlier of the Closing or the date this Agreement is terminated or the parties cease pursuing a closing, but such period shall in no event exceed 90 days after the date hereof unless an extension is agreed to by the Sellers, enter into discussions or negotiate with or entertain or accept the unsolicited offer of any other person or entity concerning the potential sale of all or any part of the assets or shares of the Sellers to, or the merger or consolidation of the Sellers with, any person other than the Purchaser. Without the prior written consent of the Sellers, the Purchaser will not disclose the existence of or any term or condition of this Agreement to any person or entity except that such disclosure may be made (a) to the Purchaser's attorneys or accountants and any lender to or other person in a business relationship with Purchaser to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the transactions contemplated hereby, and (b) to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case such party will consult with the Sellers prior to making such disclosure) or (c) to the extent necessary or advisable in connection with any dispute with Sellers.

Section 4.14 Registration Statement. Parent agrees that it will file an SB-2 Registration Statement with the Securities and Exchange Commission based on the financing to be received as set forth herein no later than 6 months after Closing. Parent and the Purchaser agree that at or before the date which is the earlier of the effective date of said registration statement and 6 months after the Closing, Purchaser will deposit $300,000 into an account to be controlled by Sellers' agent and in which Sellers' agent has a first priority and only perfected security interest pursuant to the Security Agreement. Such funds shall be used by the Purchaser to supplement, as needed, the payments to be made to the Sellers pursuant to the Note as set forth herein and shall be used to make payments under the Note after any Event of Default (as defined in the Note) occurs under the Note. Parent and Purchaser will ensure that $300,000 remains in such account at all times from the earlier of the effective date of said registration statement and 6 months after the Closing until such time as the Note has been paid in full.

Section 4.15 Limitation on Debt. Purchaser agrees that during the first year after the Note is executed the Purchaser will not incur Debt in an amount greater than $1,500,000; during the second year after the Note is executed the Purchaser will not incur Debt in an amount greater than $2,000,000; during the third year after the Note is executed the Purchaser will not incur Debt in an amount greater than $3,000,000; and during the fourth year after the Note is executed the Purchaser will not incur Debt in an amount greater than $4,000,000.

5. Additional Agreements of the Purchaser.

Section 5.1 Liability for Expenses. The Purchaser will pay all expenses incurred by Purchaser, in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of agents, representatives, accountants and counsel for the Purchaser.

Section 5.2 Full Access. From and after the date hereof until the Time of Closing, each of Purchaser and Parent shall afford Sellers and their counsel, accountants and other authorized representatives, with two days' prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of Purchaser ) to the respective premises, properties, personnel, books, records and information as required by Sellers for any valid business purpose.

Section 5.3 Confidential Information. Until the Closing, neither Purchaser nor Parent shall use, disclose, copy, retain or remove from either Seller's premises (except for Purchaser's use in doing diligence for the transaction contemplated by this Agreement) any confidential or proprietary information or trade secrets, including, but not limited to, lists and information pertaining to clients and client contacts, job applicants, referrals and employees, and all other ideas, methods, procedures, techniques, written material, data, strategic or marketing plans, and other know-how, developed or used in connection with either Seller's business or businesses or otherwise belonging or pertaining to either Seller (collectively, as modified by the balance of this Section 5.3, "Confidential Information"). Confidential Information shall also include, but not be limited to, the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability and resumes of all persons who have applied to or been recruited by either Seller for employment, job order specifications and the particular characteristics and requirements of persons generally hired by a client, as well as specific job listings, mailing lists, computer runoffs, financial and other information of either Seller, information relating to trademarks, service marks, patents, patent applications, discoveries, copyrights, and other proprietary rights, existing and potential sources, services or arrangements, commission structures, business projections and forecasts, policies and strategies, operating methods, information stored on either Seller's computers or in either Seller's files, the internal organization of either Seller and any other matters relating to the business of either Seller that are not publicly known, and any information the disclosure of which may adversely affect the financial condition, name, reputation or image of either Seller, or their respective businesses. Confidential Information shall also include all information contained or stored in the confidential or electronic databases of either Seller containing Confidential Information or other information of either Seller (the "Confidential Database"). Confidential Information shall not include information which is known to Purchaser or Parent at the time of disclosure to Purchaser or Parent by either Seller as evidenced by written records or is publicly known and generally available through no wrongful act of Purchaser or Parent. The covenants in this Section 5.3 shall terminate only at the Closing.

Section 5.4 Termination of Agreement. If this Agreement shall at any time be terminated, Purchaser and Parent shall promptly turn over to Sellers all Confidential Information and all materials contain or which may be derived from Confidential Information, together with all originals and copies of all documents and work product related to the Confidential Information and shall continue to comply with Section 5.4.

Section 5.5 Non-Solicitation. Each of Purchaser and Parent agrees that until the earlier of the Closing and one year after the termination of this Agreement each of Purchaser and Parent will not, without the prior written consent of the Sellers, either directly or indirectly, on its own behalf or in the service or on behalf of others:

(a) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any business which is either engaged in permanent or temporary placement or the same or substantially the same business as any other business of either Seller (a "Competing Business"), any person or entity who is a client of either Seller; or

(b) solicit, divert or hire away, or attempt to solicit, divert or hire away, for or on behalf of any Competing Business, any applicant of either Seller or an employee or an independent contractor of either Seller whether as a temporary or permanent employee or independent contractor and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will. In the event of a breach of any covenant contained in Section 5.3 or this Section 5.5, Sellers shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or equity.

Section 5.6 No Unreasonable Interference. Pending the Closing, Purchaser will not take any action which could reasonably be expected to interfere unreasonably with the business or operations of either Seller.

6. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Time of Closing of each of the following conditions:

Section 6.1 Closing Certificate. The representations and warranties of the Sellers contained in this Agreement and the Exhibits hereto shall be true, complete and correct in all material respects as of the Time of Closing as if and to the same extent as they were made at such time except to the extent expressly relating to an earlier date. The Sellers shall have performed and complied with all of its obligations required by this Agreement in all material respects to be performed or complied with at or prior to the Time of Closing. The Sellers shall have delivered to the Purchaser a certificate, dated as of the date of the Closing, certifying that such representations and warranties are true, complete and correct in all material respects except to the extent expressly relating to an earlier date and that all such obligations have been performed and complied with in all material respects.

Section 6.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding against either Seller by or before any court or other governmental body (a) which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby, or (b) which would materially and adversely affect the right of the Purchaser to own, operate in its entirety or control the Purchased Assets.

7. Conditions to Obligations of the Sellers. The obligations of the Sellers to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Time of Closing (which shall not occur more than 90 days after the date of this Agreement) of each of the following conditions:

Section 7.1 Capital Requirement. Purchaser and Parent shall have satisfied the Capital Requirement and all documents related thereto shall be in form and substance reasonably satisfactory to Sellers.

Section 7.2 Debt Financing Requirement. Purchaser shall have satisfied the Debt Financing Requirement and all documents related thereto shall be in form and substance reasonably satisfactory to Sellers.

Section 7.3 Share Exchange Requirement. The Share Exchange Requirement shall have been satisfied and all documentation related thereto shall be in the form attached to this Agreement.

Section 7.4 Closing Certificate. The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Documents shall have been and shall be true and correct in all material respects as of the date hereof, and they shall be true and correct as of the Time of Closing. The Purchaser shall have performed and complied with all of its obligations required by this Agreement in all material respects to be performed or complied with at or prior to the Time of Closing. The Purchaser shall have delivered to the Sellers a certificate, dated as of the date of the Closing, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with in all material respects.

Section 7.5 Authorizing Resolution. The execution and performance of this Agreement by the Purchaser and Parent shall have been duly and legally authorized in accordance with applicable law and the Purchaser and Parent shall have furnished to counsel for the Sellers certified copies of resolutions adopted by the board of directors of Purchaser and Parent and stockholders of Parent authorizing and approving the execution and delivery of this Agreement and true, correct and complete copies of Purchaser's and Parent's charter documents and by-laws.

Section 7.6 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby, or which would materially and adversely affect the prospect of full payment of the Note.

Section 7.7 Assumption Agreement. The Purchaser shall have executed and delivered an assumption agreement and other instruments, in such form as in each case is satisfactory to the Sellers, as shall be sufficient to effect the assumption by the Purchaser of all of the Assumed Liabilities.

Section 7.8 Ancillary Documents. Purchaser and Parent, as applicable, shall have signed all Ancillary Documents in the forms attached to this Agreement with the blanks and bracketed items appropriately filled in.

Section 7.9 Consents and Approvals. Purchaser shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other Person required to be obtained by Purchaser, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.10 Other Conditions. Purchaser and Parent shall have satisfied all other conditions to Closing, including, without limitation, all conditions identified in Section 1.6.

8. Additional Agreements of the Parties.

Section 8.1 Property Received by the Seller After Closing. It is the intent of the parties hereto that Purchaser shall take over service with respect to the Customer Accounts at the Time of Closing. With respect to the Customer Accounts:

(a) Purchaser shall be entitled to all income generated from the rendering of services with respect to said Customer Accounts on and after the Time of Closing;

(b) if any customer whose account is transferred hereunder pays Sellers for services rendered on or after the Time of Closing, Sellers shall promptly pay said amount to Purchaser by submitting a check directly to the Purchaser; and if such amount is not received within thirty days by Purchaser then such amount can be deducted from the Note.

(c) subject to the last paragraph of Section 1.3, all contracts for Customer Accounts shall be assigned to Purchaser.

Section 8.2 Collection of Accounts Receivable. Subject to the next sentence, it is understood and agreed that any accounts receivables received by Sellers from any customers on or after the Closing Date shall be paid by Sellers to Purchaser. Such amounts can, at Sellers' option, be paid by Sellers to the Purchaser or can be deducted from the Note.

Section 8.3 Power of Attorney. Intentionally Omitted.

Section 8.4 Execution of Further Documents. From and after the Time of Closing, upon the reasonable request of the Purchaser, the Sellers shall execute, acknowledge and deliver all such further documents as may be required to carry out the transactions contemplated by this Agreement.

Section 8.5 Subrogation of the Purchaser. In the event that the Purchaser shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Sellers on or prior to the Time of Closing, to the extent permitted by the applicable insurance policies at no expense to Sellers, and to the extent such insurance is still in effect if not related to an Assumed Liability or a risk to be borne by Purchaser under this Agreement, the Purchaser shall be and hereby is subrogated to any rights of the Sellers under such insurance coverage, and, in addition, the Sellers agrees to promptly remit to the Purchaser any insurance proceeds which it may receive on account of any such liability or damage. Notwithstanding same, Seller shall be liable for any deductible and expenses incurred due to any matter which was covered by insurance maintained by the Sellers on or prior to the Time of Closing; provided, however, Sellers shall not under any circumstances be liable for any Assumed Liability or a risk to be borne by Purchaser under this Agreement.

Section 8.6 Intentionally Omitted.

Section 8.7 Purchase Price and Payment Protections. For the purpose of ensuring the integrity of the Purchase Price and all adjustments thereto, and the full payment of the Note, from the Closing until the Note is paid in full, the Purchaser and the Parent hereby covenant and agree as follows:

(a) Ralph Clark shall continue at all times to manage the Purchaser's business with authority and power he and Edward Marian had to manage the Sellers' business before the Closing.

(b) Net Profits and Gross Sales for the one year period following the Effective Date shall be calculated in accordance with GAAP, subject to the terms of said definitions, and shall be undertaken in a manner and a methodology which is the same as the calculation for the 6 month period before the Effective Date, and all sales made during any applicable period in part or in whole by Purchaser or any of Purchaser's employees or independent contractors or made at any time during any applicable period to any of either Seller's clients who were such on or before the Closing or who become clients of Purchaser after the Closing or made in cooperation with Purchaser's Affiliates or made in relation to any of either Seller's business lines before the Closing or Purchaser's business lines after the Closing shall be included in Gross Sales and Net Profits for the applicable period unless the parties provide for alternative arrangements.

(c) Purchaser's business shall be operated in the ordinary course consistent with Sellers' operations before the Closing.

(d) Neither Purchaser nor Parent shall permit any third party or any of their respective affiliates (except Purchaser for its own benefit) to use, disclose, copy, retain or remove from Purchaser's or Parent's premises any confidential or proprietary information or trade secrets, including, but not limited to, lists and information pertaining to clients and client contacts, job applicants, referrals and employees, and all other ideas, methods, procedures, techniques, written material, data, strategic or marketing plans, and other know-how, developed or used in connection with Purchaser's business or businesses or otherwise belonging or pertaining to Purchaser (collectively, as modified by the balance of this Section 8.7(d), "Confidential Information"). Confidential Information shall also include, but not be limited to, the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability and resumes of all persons who have applied to or been recruited by Purchaser or either Seller for employment, job order specifications and the particular characteristics and requirements of persons generally hired by a client, as well as specific job listings, mailing lists, computer runoffs, financial and other information of Purchaser or either Seller, information relating to trademarks, service marks, patents, patent applications, discoveries, copyrights, and other proprietary rights, existing and potential sources, services or arrangements, commission structures, business projections and forecasts, policies and strategies, operating methods, information stored on either Seller's or Purchaser's computers or in either Seller's or Purchaser's files, the internal organization of Purchaser and any other matters relating to the business of Purchaser or either Seller that are not publicly known, and any information the disclosure of which may adversely affect the financial condition, name, reputation or image of Purchaser or its businesses. Confidential Information shall also include all information contained or stored in the confidential or electronic databases of Purchaser containing Confidential Information or other information of Purchaser (the "Confidential Database").

(e) Each of Purchaser and its affiliates will not, without the prior written consent of the Sellers, either directly or indirectly, on its own behalf or in the service or on behalf of others, except for the benefit of Purchaser:

(1) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any business which is either engaged in permanent or temporary placement or the same or substantially the same business as any other business of Purchaser-(, or, before the Closing, either Seller (any such business, a "Competing Business"), any person or entity who is a client or prospective client of Purchaser at all relevant times or either Seller before the Closing; or

(2) solicit, divert or hire away, or attempt to solicit, divert or hire away, for or on behalf of any Competing Business, any applicant of Purchaser, or either Seller before the Closing, or an employee or an independent contractor of Purchaser, or in any such case either Seller before the Closing, whether as a temporary or permanent employee or independent contractor and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will. In the event of a breach of any covenant contained in Section 8.7, Sellers shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or equity.

9. General Provisions.

Section 9.1 Survival of Representations and Warranties. The representations and warranties of Sellers and Purchaser and all indemnification claims related to a breach of such representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for the following indicated periods: (a) the representations and warranties set forth in the first sentence of each of Section 2.1 and 3.1 and all indemnification claims related to a breach of such representations and warranties shall survive forever, (b) the representations and warranties set forth in Section 2.18 and all indemnification claims related to a breach of such representations and warranties shall survive for the applicable period of statute of limitations for tax matters, including after giving effect to any extensions thereof and (c) the representations and warranties set forth in the other Sections of Article 2 and all indemnification claims related to a breach of such representations and warranties shall survive for a period of one year subsequent to the closing of the transaction contemplated hereby and the other representations and warranties in Article 3 and all indemnification claims related to a breach of such representations and warranties shall survive until all amounts owing under the Note have been indefeasibly satisfied in full.

Section 9.2 Brokers' Commission. Each party hereto will indemnify and hold harmless each other party from any commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the indemnifying party to bring about, or to represent it in, the transactions contemplated hereby.

Section 9.3 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement only in such manner as may be agreed upon by all of them in writing.

Section 9.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives; provided that this Agreement shall not be assignable by the Sellers without the Purchaser's express prior written consent and shall not be assignable by Purchaser or Parent without the Seller's express prior written consent. Notwithstanding the foregoing, any right to the payment of money only, but not the right to enforce the payment of money, is assignable upon prior written notice to the other parties of such assignment. The intended beneficiaries of Section 4.7 of this Agreement shall be entitled to the benefits intended by Section 4.7. Glick and his successors, heirs and legal representatives are bound by but shall not be entitled to the benefits of this Agreement.

Section 9.5 Entire Agreement. This instrument and the Schedules and Exhibits attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits attached hereto except as set forth in Section 4.8 and 4.9 and except that all Ancillary Documents shall be independently enforceable in accordance with their terms.

Section 9.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 9.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Section 9.8 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be given by hand delivery, telecopier, certified or registered U.S. mail or a private courier service which provides evidence of receipt as part of its service, as follows:

(a)	If to the Sellers, addressed to:

c/o Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, NY 10022-4775 Attention: Joel A. Klarreich, Esq.

(b)	If to the Purchaser, addressed to: c/o Anslow & Jaclin, LLP 195 Route 9, Suite 204 Manalapan, NJ 07726 Attention: Gregg E. Jaclin, Esq. Telefax (732)577-1188

Any party may change the address or telecopier number to which notices hereunder are to be sent to it by giving written notice of such change as herein provided. Any notice given hereunder shall be deemed given on the date of hand delivery, transmission by telecopier, deposit with the U.S. Postal Service or delivery to a courier service, as appropriate.

Section 9.9 Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed solely within such state, without giving effect to conflict of laws principles.

Section 9.11 Payments. All payments to be made under this Agreement shall be made in U.S. dollars in immediately available funds (by wire or check as specified by the applicable payee or payees) and otherwise in accordance with the written instructions of the applicable payee or payees.

Section 9.12 Acknowledgement. The parties to this Agreement acknowledge that the customers identified on Schedule 9.12 have previously done or are doing business with the Sellers but the foregoing shall not be construed to modify the parties' understanding that such customers may not do business with Purchaser at or after the Closing and/or may only do business with the Purchaser on a reduced basis at or after the Closing. The above may be supplemented by Sellers before the Closing.

Section 9.13 Name. If a Closing does not occur on or before the date which is 90 days after this date, Purchaser hereby covenants to promptly change its name so that it does not include any word included in Sellers' names or any similar or derivative word and also covenants thereafter, to the maximum extent permitted by applicable law, not to directly or indirectly use any such names or any similar or derivative names.

Section 9.14 Purchaser and Parent Relationship. Purchaser hereby covenants that at Closing Parent shall be the legal and beneficial owner of all of the issued and outstanding stock and all equity of Purchaser.

[End of Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PLATINUM IT CONSULTING, INC., a Delaware corporation

By:	/s/ Lloyd Glick
Name:	Lloyd Glick
Title:	President
Purchaser's FEIN:

PLATINUM I.T. CONSULTING, INC. a New York corporation

By:	/s/ Ralph Tuzzle
Name:	Ralph Tuzzle
Title:	VP
Seller's FEIN:

PARKER, CLARK DATA PROCESSING, INC., a New York corporation

By:	/s/ Ralph Tuzzle
Name:	Ralph Tuzzle
Title:	VP

JOSADEN INTERNATIONAL RESOURCES, INC.

By:	/s/ Lloyd Glick
Name:	Lloyd Glick
Title:	President

Accepted and Agreed:
/s/ Lloyd Glick
Lloyd Glick

EXHIBIT l .01A

"Ancillary Documents" shall mean the Note, the Security Agreement, and all documents executed in connection with this Agreement and/or any of the foregoing documents, as now or hereafter amended, restated, supplemented or modified from time to time.

"Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday in New York, New York.

"Debt" shall mean (i) indebtedness or liability for borrowed money, for the purchase price of property or services (including trade obligations) or evidenced by promissory notes or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations under letters of credit issued for the account of any Person; (iv) obligations arising under bankers' or trade acceptance facilities; (v) guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations, obligations to provide funds for payment and/or to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (vi) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed; (vii) obligations or securities convertible or exchangeable into any of the items described in this definition; and (viii) obligations under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

"Effective Date" shall mean the close of business on the most recent Friday immediately preceding the Closing which is also a Business Day.

"GAAP" shall mean U.S. generally accepted accounting principles.

"Gross Profits" shall mean, with respect to any applicable period, subject to Section 8.7 of this Agreement, (a) Net Sales minus (b) payroll and payroll taxes for all temporary employees and independent contractors who are placed with clients on an interim or "temp to perm" basis during such period, minus (c) commissions payable to permanent placement recruiters directly responsible for Net Sales from permanent placements during such period, all determined in accordance with GAAP on an accrual basis; provided, however, commissions payable shall only be deemed commissions payable to the extent in relative amounts consistent with, and otherwise consistent with, Sellers' past practice before the Closing. Subject to Section 8.7 of this Agreement, Gross Profits shall be calculated in relation to the Sellers to the extent the calculation relates to the six month period before the Effective Date and Gross Profits shall be calculated in relation to Purchaser to the extent the calculation relates to the 12 month period after the Effective Date.

"Liability" or "Liabilities" shall mean any obligation or liability whether fixed, contingent or otherwise.

"Liens" shall mean any mortgage, pledge, hypothecation, security interest, adverse claim, collateral assignment, lien (statutory or other), or other security interest or encumbrance or claim of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or Uniform Commercial Code of any jurisdiction.

"Net Sales" shall mean, subject to Section 8.7 of this Agreement, with respect to any applicable period, the sum of gross temporary sales, gross sales regarding conversions from such temporary sales, plus permanent placement sales, all as determined in accordance with GAAP on an accrual basis. Subject to Section 8.7 of this Agreement, Net Sales shall be calculated in relation to the Sellers to the extent the calculation relates to the six month period before the Effective Date and Net Sales shall be calculated in relation to Purchaser to the extent the calculation relates to the 12 month period after the Effective Date.

"Person" shall mean any natural person, corporation, partnership, limited partnership, trust, limited liability company, association, joint venture, organization or other entity or association of any kind.

MODIFICATION AGREEMENT

May 27, 2004

Reference is made to the Asset Purchase Agreement dated as of May 26, 2004, including all schedules, exhibits and attachments thereto, among each of the parties identified below (the "APA") and the agreement without a name dated as of May 26, 2004 among each of the parties identified below specifying that the APA is not of force or effect unless and until the fully executed APA is dispatched to the Purchaser identified below or its lawyer, Greg Jaclin (the "Effectiveness Letter"). The parties wish to amend and modify the APA and make it effective among the parties and terminate the Effectiveness Letter, all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties identified below hereby agree as follows:

1. The APA is hereby amended and modified as follows:

(a) The parties wish to add to what constitutes an Excluded Asset under the APA. Accordingly, Schedule 1.2 of the APA is hereby amended by adding a new paragraph at the end of said Schedule 1.2 which shall read as follows:

"All rights of any kind directly or indirectly relating to the litigation involving Virtual Gaming, Platinum LT. Consulting Inc., a New York corporation, and Ed Marian, and all rights, recoveries and assets directly or indirectly relating to any of the foregoing."

(b) The parties wish to confirm that the Sellers' balance sheet and combined statement of income, profit and loss for the quarterly period ended March 31, 2004, together with any related notes and schedules, have been reviewed by the Purchaser and are attached to the APA. Accordingly, Schedule 2.2 of the APA is hereby amended and modified by attaching to said Schedule 2.2 the financial statements attached hereto.

2. The parties identified below except the Sellers hereby covenant to use their best efforts to have the landlords of Sellers terminate (a) all guarantees of any real estate lease or leases previously provided by Ed Marian and/or Ralph Tuzzolo and (b) all obligations and liabilities under such guarantees. The foregoing covenant shall be deemed a covenant under the APA.

3. The Effectiveness Letter is hereby terminated and of no force or effect. The APA, as amended and modified by this Agreement, and in the form delivered by Sellers to Purchaser, is effective and creates the rights and obligations intended thereby and hereby.

4. This Agreement shall be governed by New York law without giving effect to conflict of laws principles.

5. Except as amended and modified by this Agreement, all of the terms, representations, warranties, covenants, indemnifications, agreements and all other provisions of the APA shall continue to remain in full force and effect.

6. Capitalized terms and phrases used in this Agreement without definition shall have the respective meanings set forth in the APA.

IN WITNESS WHEREOF, the parties hereto have caused this document to be duly executed as of the day and year first above written.

PLATINUM IT CONSULTING, INC.,
a Delaware corporation (Purchaser)

By:________________________________
Name:______________________________
Title:_______________________________

PLATINUM I.T. CONSULTING INC.,
a New York corporation

By:________________________________
Name:______________________________
Title:_______________________________

PARKER, CLARK DATA PROCESSING, INC.,
a New York corporation

By:________________________________
Name:______________________________
Title:_______________________________

JOSADEN INTERNATIONAL RESOURCES INC.

By:________________________________
Name:______________________________
Title:_______________________________

___________________________________
Lloyd Glick

MODIFICATION AND AMENDMENT AGREEMENT

This Modification and Amendment Agreement (the "Agreement") is made as of this August 25, 2004, by and between PLATINUM IT CONSULTING, INC., a Delaware corporation (the "Purchaser"), JOSADEN INTERNATIONAL RESOURCES INC., a Canadian corporation (the "Purported Parent"), GLOBAL IT HOLDINGS, INC., a Nevada corporation ("Parent"), and PARKER, CLARK DATA PROCESSING, INC., a New York corporation, and PLATINUM I.T. CONSULTING INC., a New York corporation (collectively Parker, Clark Data Processing, Inc. and Platinum I.T. Consulting Inc., the New York corporation, the "Sellers", together with the Purchaser, the Purported Parent and the Parent, the "parties", all of the foregoing, excluding Parent, the "previous parties").

Reference is made to the Asset Purchase Agreement dated as of May 26, 2004, including all schedules, exhibits and attachments thereto, among the previous parties, as amended and modified by the Modification Agreement dated May 27, 2004 (the "APA"). The parties wish to amend and modify the APA and certain related documents, and make certain other agreements, all on the terms and conditions set forth in this Agreement.

NOW THEREFORE,. for good and valuable consideration, the receipt of which is hereby acknowledged, the parties identified below hereby agree as follows:

1. Purchaser and Parent hereby agree that the previous parties entered into the APA. Purchaser and Parent hereby agree that the owner of all of Purchaser's stock is and at all times has been Parent, not the Purported Parent. Accordingly, Parent hereby agrees to be a party to and be bound by the APA and hereby assumes and agrees to be primarily liable for all of Purported Parent's obligations and liabilities under the APA to the same extent as if Parent were initially a party to the APA. Parent hereby forever represents and warrants to Sellers that it, and not Purported Parent, owns 100% of all issued and outstanding Stock of Purchaser and that it is primarily liable for all of Purported Parent's existing and future obligations under the APA to the same extent as if Parent were initially a party to the APA.

2. The APA is hereby amended and modified as follows:

(a) Schedule 1.1(c) to the APA is hereby agreed to be the Schedule 1.1(c) attached hereto.

(b) Section 1.3(b) of the APA is hereby amended by changing the words "at closing" with the following language:

"on or before September 15, 2004, together with interest accrued thereon from September 15, 2004 through the date of payment at a rate equal to the lesser of 16% per annum and the highest rate permitted by applicable law."

(c) Schedule 1.3(b) of the APA is hereby replaced by Schedule 1.3(b) attached hereto.

(d) The parties hereby agree that the actual face value of the Receivables (without giving effect to reserves) calculated as of the Effective Date is $572,974.46 in respect of the Receivables of Platinum I.T. Consulting Inc. plus $70,350.00 in respect of the Receivables of Parker, Clark Data Processing, Inc. and that the Purchaser shall pay the Sellers on this date, in respect of the Purchase Price, $300,000 plus $572,974.46, in respect of the Receivables of Platinum I.T. Consulting Inc. with the $70,350 in respect of the Parker, Clark Data Processing, Inc. Receivables payable to Sellers on or before September 15, 2004, together with accrued interest thereon at a rate equal to the lesser of 16% per annum and the highest rate permitted by applicable law. Accordingly, on this date Purchaser is paying Sellers $872,974.46.

(e) Section 1.3(d)(1) of the APA is hereby amended by adding a sentence at the end of said Section which reads as follows:

"Notwithstanding the foregoing, an amount equal to $70,350 in respect of the Parker, Clark Data Processing, Inc. receivables, together with any adjustment payable to Sellers under Section 1.3(b), shall be payable in full on or before September 15, 2004, together with interest accrued thereon from September 15, 2004 through the date of payment at a rate equal to the lesser of 16% per annum and the highest rate permitted by applicable law. The Initial Payment shall not include the $70,350 in respect of the Parker, Clark Data Processing, Inc. receivables or the adjustment under Section 1.3(b), all of which shall be payable on or before September 15, 2004."

(f) Section. 1.3(d)(2) of the APA is hereby modified by changing the language "6 months after the Closing" to "February 26, 2005."

(g) Exhibit A of the APA is hereby modified to be the Note in the original principal amount of $1,100,000 in the form attached hereto as Exhibit A. The Note, for purposes of the APA and all Ancillary Documents, shall be such promissory note.

(h) Exhibit B of the APA is hereby modified to be the Security Agreement in the form attached hereto as Exhibit B. The Security Agreement, for purposes of the APA and all Ancillary Documents, shall be such security agreement.

(i) Section 1.3(e) of the APA is hereby modified by changing the words "6 months after the Closing" contained therein to "February 26, 2005."

(j) Exhibit C of the APA is hereby modified to be the employment agreement in the form attached hereto as Exhibit C. The Employment Agreement, for purposes of the APA and all Ancillary Documents, shall be such employment agreement.

(k) Section 1.7 of the APA is hereby modified by replacing the language "6 months from the Closing" with "February 26, 2005."

(1) The "Ancillary Documents" shall be modified to appropriately take into account the Note and Security Agreement in the forms attached hereto.

(m) The APA is hereby modified by deleting the definition of "Debt" and replacing it with the following definition: ""Debt" shall have the meaning set forth in the Security Agreement."

(n) The APA is hereby modified by deleting the definition of "Effective Date" and modifying it to mean "the close of business on August 20, 2004."

(o) The APA is hereby modified by adding a new Section 3.9 which shall read as follows:

"Purchaser hereby represents and warrants that is has satisfied the requirement in the last sentence of Section 4.7(d) of the APA by obtaining the insurance identified on Schedule 4.7(d) attached hereto naming Sellers and their respective Shareholders as additional insureds in respect of all such insurance."

(p) A new Section 3.10 is hereby added to the APA which reads as follows:

"Attached hereto as Schedule 3.10 is a true, correct and complete copy of all documents executed with or for the benefit of any financing source which has provided debt financing or factoring arrangements for Purchaser."

(q) The APA is hereby amended by adding a new Section 3.11 which reads as follows:

"Attached hereto as Schedule 3.11 is a true, correct and complete copy of Parent's and Purchaser's agreement regarding $2,000,000 of an equity commitment into Purchaser which shall not be modified or terminated without Seller's prior written consent."

(r) The parties hereby agree that until the Sellers notify Purchaser in writing to the contrary, all payments to be made under the APA to the Sellers shall be made to the Sellers' designee identified in the Note.

3. This Agreement shall be governed by New York law without giving effect to conflict of laws principles.

4. Except as amended and modified by this Agreement, all of the terms, representations, warranties, covenants, indemnifications, agreements and all other provisions of the APA shall continue to remain in full force and effect.

5. Capitalized terms and phrases used in this Agreement without definition shall have the respective meanings set forth in the APA.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this document to be duly executed as of the day and year first above written.

PLATINUM CONSULTING, INC., a Delaware corporation (Purchaser)

By:	/s/ Lloyd Glick
Name:	Lloyd Glick
Title:	President

PLATINUM I.T. CONSULTING INC., a New York corporation

By:	/s/ Ralph Tuzzle
Name:	Ralph Tuzzle
Title:	VP

By:	/s/ Edward Marian
Name:	Edward Marian
Title:	President

PARKER, CLARK DATA PROCESSING, INC., a New York corporation

By:	/s/ Ralph Tuzzle
Name:	Ralph Tuzzle
Title:	VP

By:	/s/ Edward Marian
Name:	Edward Marian
Title:	President

GLOBAL IT HOLDINGS, INC.

By:	/s/ Lloyd Glick
Name:	Lloyd Glick
Title:	President

/s/ Lloyd Glick
Lloyd Glick

JOSADEN INTERNATIONAL RESOURCES, INC.

By:	/s/ Lloyd Glick
Name:	Lloyd Glick
Title:	President

EXHIBIT A

Note

See attached.